Exhibit 12.2

          UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                         For the Nine Months
                                                         Ended September 30,
                                                 -------------------------------
Millions of dollars                                   2003                 2002
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
Earnings from continuing operations                  $ 565                $ 258
Provision for income taxes                             455                  208
Minority Interests                                       8                    2
Distributions less than
   earnings from equity investments                     12                    1
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         Earnings subtotal (a)                       1,040                  469
Fixed charges included in earnings:
   Interest expense                                    119                  134
   Interest portion of rentals (b)                      17                   14
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         Fixed charges subtotal                        136                  148
Earnings from continuing operations
   available before fixed charges                   $1,176                $ 617
================================================================================
Fixed charges:
   Fixed charges included in earnings                $ 136                $ 148
   Capitalized interest                                 46                   33
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         Total fixed charges                         $ 182                $ 181
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Ratio of earnings from operations
   to fixed charges                                    6.5                  3.4
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
(a)  Includes pre-tax Impairment of:                    86                   27

The ratio of earnings, excluding impairment,
   to fixed charges would be:                          6.9                  3.6

(b)  Calculated as one-third of operating rental expense.